                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-119036

                                   PROSPECTUS

                          [LOGO OF F.N.B. CORPORATION]

                               F.N.B. CORPORATION

                              306,872 COMMON SHARES
                                ($.01 par value)

      This prospectus relates to the offer and sale, from time to time, of up to 306,872 shares of our common stock by the selling shareholders identified on page 9 of this prospectus. We have agreed with these selling shareholders to register the shares at this time to facilitate their resale in the future. We are registering all of our common shares offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, unless the context otherwise requires, "selling shareholders" includes donees, pledges, transferees or other successors-in-interest selling common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The common shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

      The common shares offered by this prospectus were initially issued by F.N.B. Corporation "FNB" in connection with the acquisition by our subsidiary, First National Insurance Agency, Inc., of nearly all of the assets of Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc. under an asset purchase agreement that closed on July 30, 2004. The selling shareholders have advised us that they will sell the shares from time to time in the open market, on the New York Stock Exchange, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution" beginning on page 12 of this prospectus. We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all of their selling commissions, brokerage fees and related expenses. We will not receive any of the proceeds from the sale of these shares by the selling shareholders.

      Our common stock is traded on the New York Stock Exchange under the symbol "FNB". On September 28, 2004, the closing price of the common stock was $21.99 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 PRIOR TO INVESTING IN OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                              September 29, 2004.

                                TABLE OF CONTENTS

                                                         PAGE
                                                         ----
Prospectus Summary...................................      1
RISK FACTORS.........................................      3
FORWARD-LOOKING STATEMENTS...........................      7
Use of Proceeds......................................      8
Selling Shareholders.................................      8
Description of Capital Stock.........................     10
Plan of Distribution.................................     12
Where You Can Find Additional Information............     15
Legal Matters .......................................     16
Experts..............................................     16

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

      Unless the context requires otherwise, the terms "FNB," "we," "our" and "us" refer to F.N.B. Corporation, a Florida corporation, and its subsidiaries.

                               PROSPECTUS SUMMARY

      The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus. You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

                               F.N.B. CORPORATION

      We are a $4.8 billion financial services holding company headquartered in Hermitage, Pennsylvania. We provide a broad range of financial services to our customers through our subsidiaries, which include First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, F.N.B. Investment Advisors, Inc., First National Insurance Agency, Inc., and Regency Finance Company.

      On July 30, 2004 one of our subsidiaries, First National Insurance Agency, Inc. purchased nearly all of the assets of Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc. a full-service insurance agency based in Pittsburgh, Pennsylvania that offers property and casualty, life, and health insurance, and group benefits coverage to both commercial and individual clients. As a result of the acquisition of Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc, we doubled the size of our insurance subsidiary.

      The shares of our common stock being registered pursuant to this prospectus were the consideration issued in that transaction and were valued at market price. As part of that transaction we agreed to file a registration statement with the SEC to register for resale the common shares we issued. Subsequent to the acquisition of the assets, Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc. distributed the shares of F.N.B. Corporation common stock, par value $.01, the "FNB Common Stock", to their respective shareholders, the "selling shareholders". As used in this prospectus, unless the context otherwise requires, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

      First National Bank of Pennsylvania has 123 banking offices in Western Pennsylvania and Eastern Ohio. First National Bank of Pennsylvania offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans.

      Our subsidiaries provide a full range of financial services, principally to consumers and small to medium sized businesses, in their respective market areas. Our business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of the market we serve. As of June 30, 2004, FNB and its subsidiaries had total assets, total liabilities and total stockholders' equity of approximately $4.77 billion, $4.54 billion and $233 million, respectively, on a consolidated basis.

      The lending philosophy of First National Bank of Pennsylvania is to minimize credit losses by following uniform credit approval standards, diversifying our loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. First National Bank of Pennsylvania is an active residential mortgage lender and makes commercial loans primarily to established businesses. No material portion of the deposits of First National Bank of

Pennsylvania has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customer's deposits would not have a material adverse effect on our business.

      Regency Finance, our consumer finance subsidiary, has 23 offices in Pennsylvania, 16 offices in Ohio and 16 offices in Tennessee and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

      First National Trust Company, a registered investment advisor, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates, and has approximately $1.3 billion of assets under management.

      First National Insurance Agency, Inc., our insurance agency subsidiary, is a full-service insurance agency which offers commercial and personal insurance products of major insurance companies.

      As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company investment. As a general rule, we publicly announce such material acquisitions when a definitive agreement has been reached.

      FNB was incorporated in 1974 in the State of Pennsylvania. Our principal offices are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and our telephone number is (724) 981-6000.

                                  THE OFFERING

Common stock offered by the selling shareholders.....     306,872 shares

Common stock to be outstanding after the offering....     46,655,484 shares(1)

Use of proceeds......................................     We will not receive any proceeds from
                                                          the sale of the shares of common stock
                                                          offered by this prospectus.

New York Stock Exchange Symbol.......................     FNB

(1) The number of shares of our common stock that are to be outstanding after this offering is based on the number of shares outstanding on August 31, 2004.

                               RECENT DEVELOPMENTS

On July 26, 2004, we entered into a definitive purchase agreement with Morrell, Butz & Junker, Inc., MBJ Benefits, Inc. and their shareholders to acquire the assets of Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc. On July 30, 2004, we closed the definitive agreement and the assets became a part of our subsidiary, First National Insurance Agency, Inc.

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including information incorporated herein by reference, before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

OUR STATUS AS A HOLDING COMPANY MAKES US DEPENDENT ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS.

      We are a holding company and conduct almost all of our operations through our subsidiaries. We do not have any significant assets other than the stock of our subsidiaries. Accordingly, we depend on dividends from our subsidiaries to meet our obligations. Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, our bank subsidiaries are limited in the amount of dividends they may pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit our subsidiary banks from paying dividends if they determine the payment would be an unsafe and unsound banking practice.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

      Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of our earnings is our net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, we tend to be sensitive to interest rate fluctuations.

OUR RESULTS OF OPERATIONS ARE SIGNIFICANTLY AFFECTED BY THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS.

      Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

      -     credit risks of a particular borrower;

      -     changes in economic and industry conditions;

      -     the duration of the loan; and

      - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

      Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields as compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED IF OUR ALLOWANCE FOR LOAN LOSSES WERE NOT SUFFICIENT TO ABSORB ACTUAL LOSSES.

      There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We attempt to maintain an appropriate allowance for loan losses to provide for estimated losses in our loan portfolio. We periodically determine the amount of our allowance for loan losses based upon consideration of several factors, including:

      - a regular review of the quality, mix and size of the overall loan portfolio;

      -     historical loan loss experience;

      -     evaluation of non-performing loans;

      - assessment of economic conditions and their effects on our existing portfolio; and

      - the amount and quality of collateral, including guarantees, securing loans.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH.

      We fund our loan growth primarily through deposits. To the extent that we are unable to attract and maintain sufficient levels of deposits to fund our loan growth, we would be required to raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

WE COULD EXPERIENCE SIGNIFICANT DIFFICULTIES AND COMPLICATIONS IN CONNECTION WITH OUR GROWTH AND ACQUISITION STRATEGY.

      We have grown over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for our financial institution subsidiaries. However, the market for acquisitions is highly competitive. We may not be as successful in the future as we have been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

      As part of this business strategy, we may acquire additional banks and non-bank entities that we believe provide a strategic fit with our business. To the extent that we are successful with this strategy, we cannot assure you that we will be able to adequately and profitably manage this growth. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

      - potential exposure to unknown or contingent liabilities of banks and non-bank entities we acquire;

      - exposure to potential asset quality issues of acquired banks and non-bank entities;

      -     potential disruption to our business;

      -     potential diversion of our management's time and attention; and

      - the possible loss of key employees and customers of the banks and businesses we acquire.

In addition to acquisitions, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings. Based on our experience, we believe that it generally takes up to three years for new banking facilities to first achieve operational profitability due to the impact of organization and overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake additional de novo branch openings, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse impact on our levels of reported net income, earnings per share, return on average stockholders' equity and return on average assets.

      We may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to our overall operations. Following each acquisition, we must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to successfully integrate the entities we acquire into our existing operations may adversely impact our results of operations and financial condition.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES IN THE REGULATION OF THE BANKING INDUSTRY.

      We operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency "OCC," the Federal Deposit Insurance Corporation, which we sometimes refer to as the "FDIC" in this prospectus and the Pennsylvania Department of Banking. Regulations are generally intended to provide protection for depositors and customers rather than for investors. We are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit our growth and the return to investors by restricting such activities as:

      -     the payment of dividends;

      -     mergers with or acquisitions by other institutions;

      -     investments;

      -     loans and interest rates;

      -     the provision of securities, insurance or trust services; and

      - the types of non-deposit activities in which our financial institution subsidiaries may engage.

      In addition, legislation may change present capital requirements, which would restrict our activities and require us to maintain additional capital.

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO SIGNIFICANT COMPETITION.

      We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The banking and financial service industry in each of our market areas is highly competitive. The increasingly competitive environment is a result of:

      -     changes in regulation;

      -     changes in technology and product delivery systems; and

      - the accelerated pace of consolidation among financial services providers.

      We compete for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than do we. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

OUR CONTINUED PACE OF GROWTH MAY REQUIRE US TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, BUT THAT CAPITAL MAY NOT BE AVAILABLE WHEN IT IS NEEDED.

      We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. As a financial holding company, we are required to maintain capital sufficient to meet the "well capitalized" standard set by regulators. We anticipate that our current capital resources will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.

      Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

ADVERSE ECONOMIC CONDITIONS IN OUR MARKET AREA MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      The majority of our business is concentrated in Western Pennsylvania and Eastern Ohio, which are traditionally slower growth markets. As a result, our loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of our market area historically have been less robust than the economy of the nation as a whole and are not subject to the same fluctuations as the national economy. Adverse economic conditions in our market area, including the loss of certain significant employers, could reduce our growth rate, affect our borrowers' ability to repay their loans and generally affect our financial condition and results of operations. Furthermore, a downturn in real estate values in our market area could cause many of our loans to become inadequately collateralized.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND FLORIDA LAW MAY DISCOURAGE TAKEOVERS.

      Our Articles of Incorporation and Bylaws contain certain anti-takeover provisions that may make more difficult or expensive or may discourage a tender offer, change in control or takeover attempt that is opposed by the board of directors. In particular, our Articles of Incorporation and Bylaws:

      - classify our board of directors into three groups, so that shareholders elect only one-third of the board each year;

      -     permit shareholders to remove directors only for cause;

      - do not permit shareholders to take action except at an annual or special meeting of shareholders;

      - require shareholders to give us advance notice to nominate candidates for election to the board of directors or to make shareholder proposals at a shareholders' meeting;

      - permit our board of directors to issue, without shareholder approval, preferred stock with such terms as the board may determine; and

      - require the vote of the holders of at least 75% of the voting shares for shareholder amendments to our Bylaws.

      Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares requires the vote of holders of at least 2/3 of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the disinterested directors. Additionally, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation's disinterested shareholders.

      These provisions of our Articles of Incorporation and Bylaws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of the board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our Common Stock, and may also inhibit increases in the trading price of our Common Stock that could result from takeover attempts or speculation.

LOSS OF MEMBERS OF OUR EXECUTIVE TEAM COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

      Our success is dependent, in part, on the continued service of our executive officers, including Peter Mortensen, our Chairman of the Board, and Stephen J. Gurgovits, our President and Chief Executive Officer. The loss of the services of either of these executive officers could have a negative impact on our business because of their skills, relationships in the banking community, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential," "possible" or other similar expressions. Forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements.

      Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" beginning on page 3, as well as the following:

      - competitive pressure among financial services companies is increasing significantly;

      -     general economic conditions may be less favorable than expected;

      - political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

      - changes in the interest rate environment may reduce interest margins and impact funding sources;

      - changes in market rates and prices may adversely impact the value of financial products and assets;

      - legislation or changes in the regulatory environment may adversely affect the businesses in which we are engaged; and

      - litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our business.

      Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus.

      All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

      The selling shareholders will receive all of the proceeds from the sale of common shares under this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

                              SELLING SHAREHOLDERS

      On July 30, 2004, we issued all of the common shares offered by this prospectus in a private placement valued at market price to Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc., collectively the "MBJ Agency" in exchange for nearly all of their respective assets. Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc. subsequently distributed the common shares to the selling shareholders as identified below. As part of the MBJ Agency acquisition, we agreed to file a registration statement with the SEC to register for resale the common shares we issued. We agreed to keep the registration statement effective until the earlier to occur of:

      - the second anniversary of the effectiveness of the registration statement; or

      - such time as all common shares acquired by the selling shareholders in the MBJ Agency acquisition and registered hereunder have been sold pursuant to the registration statement.

      The registration statement of which this prospectus forms a part is being filed with the SEC pursuant to the terms set forth in the asset purchase agreement we entered into with Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc., and their shareholders on July 26, 2004.

      The following table sets forth, as of September 15, 2004: (1) the name of each selling shareholder for whom we are registering common shares under this registration statement; (2) the number of common shares beneficially owned by each of the selling shareholders prior to the offering; (3) the number of common shares that may be offered by each selling shareholder under this prospectus; and (4) the number of common shares to be owned by each selling shareholder after completion of the offering.

      This table is prepared based in part on information supplied to us by the listed selling shareholders. The table assumes that the selling shareholders will sell all of the common shares offered under this prospectus. However, because the selling shareholders may offer from time to time all or some of their common shares covered by this prospectus, or sell such common shares in another permitted manner, we cannot assure you as to the actual number of common shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales. Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

                            Shares Beneficially       Number of        Shares Beneficially
  Name and Address of        Owned Before the          Shares              Owned After
   Beneficial Owner             Offering            Being Offered       The Offering (1)
  -------------------       -------------------     -------------      -------------------
                            Number  Percent (2)        Number          Number   Percent (2)
                            ------  -----------        ------          ------   -----------
Randall C. Butz
220 Orchard Drive          122,748       *             122,748          0            *
Pittsburgh, PA 15228

Stephen P. Lesser
RD#1 Box 599                61,374       *              61,374          0            *
New Alexandria, PA 15670

James J. Morrell
104 Blue Spruce Circle     122,748       *             122,748          0            *
Pittsburgh, PA 15243

-------------------------
* Less than 1.0%

(1) Assumes all shares of common stock offered hereby are sold.

(2) Based on the number of shares outstanding on August 31, 2004.

Following the MBJ Agency acquisition, each of the selling shareholders became an officer and employee of our subsidiary, First National Insurance Agency, Inc. and each has entered into an employment agreement with First National Insurance Agency, Inc. Each employment agreement, entered into on July 30, 2004, is for a term of four years and five months, terminating on December 31, 2008, and provides employment may be terminated solely for defined causes and contains non-competition and non-solicitation covenants. In addition, First National Insurance Agency, Inc. entered into a lease agreement for office space with Second Story, LLC. Second Story, LLC is a Pennsylvania limited liability company owned and controlled by the selling shareholders of MBJ Agency.

Other than described above, none of the selling shareholders has had any position, office or other material relationship with FNB, First National Insurance Agency, Inc. or any of our other affiliates within the past three years.

                          DESCRIPTION OF CAPITAL STOCK

      The following descriptions are summaries of material terms of our common stock, certificate of incorporation and amended and restated bylaws. This summary is qualified by reference to our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

FNB COMMON STOCK

      General. FNB is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, of which 46,655,484 shares were outstanding as of August 31, 2004. FNB Common Stock is traded on the New York Stock Exchange under the symbol "FNB." First National Bankshares of Florida Inc. provides transfer agent and registrar services for our common stock.

      As of December 31, 2003, approximately 5.6 million shares of FNB Common Stock were reserved for issuance upon the exercise of outstanding options. In addition, FNB has reserved 4.2 million shares of common stock for issuance in connection with the merger of the First National Bank of Slippery Rock into First National Bank of Pennsylvania and certain stock options being assumed by FNB as part of the merger. After taking into account these reserved shares, FNB will have approximately 443.5 million shares of authorized but unissued common stock available for issuance for other corporate purposes.

      Voting and Other Rights. The holders of FNB Common Stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes.

      In the event of a liquidation, holders of FNB Common Stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any FNB preferred stock then outstanding.

      FNB Common Stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of FNB Common Stock are, and the shares of FNB Common Stock to be issued to our shareholders in the merger will be, validly issued, fully paid and nonassessable.

      Distributions. The holders of FNB Common Stock are entitled to receive such dividends or distributions as the FNB board of directors may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then outstanding FNB preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

      The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB's subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.

FNB PREFERRED STOCK

      General. FNB is authorized to issue 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of July 31, 2004. The FNB board of directors has the authority to issue FNB preferred stock in one or more series and to fix the dividend rights, dividend rates, liquidation preferences, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, and the number of shares constituting any such series, without any further action by the shareholders of FNB unless such action is required by applicable rules or regulations or by the terms of any other outstanding series of FNB preferred stock. Any shares of FNB preferred stock that may be issued may rank prior to shares of FNB Common Stock as to payment of dividends and upon liquidation.

ANTI-TAKEOVER EFFECTS OF FLORIDA LAWS AND OUR CHARTER AND BYLAW PROVISIONS

      FNB is subject to statutory "anti-takeover" provisions under Florida law.
Section 607.0902 of the Florida Business Corporations Act restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares (the "control shares") will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an "acquiring person's statement" submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, such request. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock, with the control shares not voting. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or bylaws provide otherwise, all shareholders of the corporation shall be able to exercise appraisal rights in accordance with Florida law.

      Florida law further provides that a corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request for re-assignment, deny full voting rights to the control shares. Neither the articles of incorporation of FNB nor its bylaws have been amended to include such a provision.

      The statute does not alter the voting rights of any stock of the corporation acquired in certain specified transactions. In addition, there are various provisions in the articles of incorporation and bylaws of FNB that may serve as anti-takeover protections including:

      - the ability of the board of directors of FNB to fill vacancies resulting from an increase in the number of directors;

      - the supermajority voting requirements for certain corporate transactions;

      - the broad range of factors that the board of directors of FNB may consider in evaluating an unsolicited offer including a tender offer proposal; and

      - provisions in the FNB articles of incorporation which authorize the board of directors of FNB, without further shareholder action, to issue from time to time, up to 20,000,000 shares of FNB preferred stock.

      The board of directors of FNB is empowered to divide any and all of the shares of the FNB preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

      The "anti-takeover" provisions of Florida law and FNB's articles of incorporation and bylaws may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of FNB that are not negotiated with and approved by the board of directors of FNB. FNB is not aware of any effort or intent to gain control of FNB or any effort to organize a proxy contest or to accumulate shares of FNB.

LIMITATION ON LIABILITY OF DIRECTORS

      Under Florida law, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director's breach of, or failure to perform, those duties constitutes a violation of criminal law, self- dealing, willful misconduct or recklessness. The bylaws of FNB contain a provision limiting the liability of its directors to the fullest extent permitted by law.

                              PLAN OF DISTRIBUTION

      We are registering all of our common shares offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, unless the context otherwise requires, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

            The common shares may be sold from time to time to purchasers:

      -     directly by the selling shareholders; or

      - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common shares.

      Each selling shareholder reserves the right to accept and, together with the selling shareholder's agents from time to time, reject, in whole or in part any proposed purchase of the common shares to be made directly or through agents.

      The selling shareholders and any broker-dealers or agents who participate in the distribution of the common shares offered under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. As a result, any profits on the sale of the common shares by selling shareholders and any discounts, commissions or concessions received by any participating broker-dealers or agents might be deemed to be underwriting discounts or commissions under the Securities Act. Selling shareholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934. Selling shareholders who are deemed to be underwriters will be also subject to the prospectus delivery requirements of the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The common shares may be sold from time to time on any stock exchange or automated interdealer quotation system on which the common shares are then listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Pursuant to the asset purchase agreement by which First National Insurance Agency, Inc. purchased nearly all of the assets of Morrell, Butz & Junker, Inc. and MBJ Benefits, Inc. FNB is obligated to keep this registration effective for two years.

      The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

      - block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

      - an exchange distribution in accordance with the rules of any stock exchange on which the common shares are then listed;

      - ordinary brokerage transactions and transactions in which the broker solicits purchases;

      -     privately negotiated transactions;

      -     closing out of short sales;

      - through the writing of options on the common shares, whether the options are listed on an option exchange or otherwise;

      - through the distribution of the common shares by any selling shareholder to the selling shareholder's partners, members or shareholders;

      - one or more underwritten offerings on a firm commitment or best efforts basis; and

      -     any combination of any of these methods.

      The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the common shares at a stipulated price per share. If the broker-dealer is unable to sell the common shares as agent for a selling shareholder, it may purchase as principal any unsold common shares at the stipulated price. Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

      A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including without limitation, in connection with distributions of the common shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the common shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer those common shares. A selling shareholder may also loan or pledge the common shares offered under this prospectus to a broker-dealer and the broker-dealer may sell common shares offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common shares offered under this prospectus.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares offered under this prospectus. Selling shareholders may decide not to sell any of the common shares offered under this prospectus, or they might decide to transfer the common shares by other means not described in this prospectus. Additionally, selling shareholders may resell all or a portion of their common shares in open market transactions pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, so long as they meet the applicable criteria and conform to the requirements of that rule.

      The selling shareholders and any other person participating in a distribution of the common shares offered under this prospectus will be subject to the Securities Exchange Act of 1934. The rules under the Securities Exchange Act include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders and any other person. Additionally, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the common shares as well as the ability of any person or entity to engage in market-making activities with respect to the common shares. We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the common shares.

      When we are notified that a selling shareholder has entered into an arrangement with an underwriter, broker-dealer or agent for the sale of the common shares, we will file, if required, a supplement to this prospectus disclosing:

      -     the name of the selling shareholder;

      - the name of any participating underwriters, broker-dealers or agents;

      -     the number of common shares being offered;

      -     the price at which the common shares are being offered;

      - any discounts, commissions, concessions or other items constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers;

      - that any participating broker-dealers did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

      -     other material terms of the offering.

      In addition, we may, if required, upon our being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell our common shares, file a supplement to this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common shares offered under this prospectus may be sold in these jurisdictions only through registered or licensed broker-dealers.

      We will bear all costs, expenses and fees in connection with the registration of the resale of the common shares covered by this prospectus, other than the fees and expenses of counsel and other advisors to the selling shareholders. The selling shareholders have agreed to indemnify us and our officers and directors for liabilities based on untrue material facts, or omissions of material facts, contained in the prospectus, but only to the extent that such material fact or omission is made in reliance on the information furnished by the selling shareholders specifically for use in preparation of this prospectus. The selling shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. Each selling shareholder has agreed not to trade common shares from the time the selling shareholder receives notice from us of this type of event until the selling shareholder receives from us a prospectus supplement or amended prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Securities and Exchange Commission or over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the symbol "FNB." Our reports, proxy statements and other information may also be obtained from the New York Stock Exchange.

      The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered under the registration statement of which this prospectus forms a part:

      -     Annual Report on Form 10-K for the year ended December 31, 2003,

      -     Quarterly Report on Form 10-Q for the quarter ended March 31, 2004,

      - Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and

      - Current Reports on Form 8-K filed with the SEC on January 9, 2004, January 23, 2004, April 19, 2004, May 6, 2004, July 21, 2004 and
            August 2, 2004; and

      - Registration Statement Report on Form S-4, filed with the SEC on July 21, 2004, including any amendments thereto.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Investor Relations
      F.N.B. Corporation
      One F.N.B. Boulevard
      Hermitage, Pennsylvania  16148
      (724) 981-6000

      Pursuant to General Instruction B of Form 8-K, any information submitted under Item 9, Regulation FD Disclosure, or Item 12, Results of Operations and Financial Condition, of Form 8-K is not deemed to be "filed" for the purpose of
Section 18 of the Securities and Exchange Act of 1934, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 9 or Item 12 of Form 8-K. We are not incorporating by reference any information submitted under Item 9 or Item 12 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus.

      Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                 LEGAL MATTERS

      Certain matters with respect to the validity of the shares of FNB Common Stock offered hereby will be passed upon for us by our General Counsel, James G. Orie. Mr. Orie owns shares of our common stock and holds options to purchase additional shares of our common stock.

                                     EXPERTS

      The consolidated financial statements of F.N.B. Corporation incorporated by reference in F.N.B. Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of F.N.B. Corporation for the three and six-month periods ended March 31, 2004 and March 31, 2003 and June 30, 2004 and June 30, 2003,
incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2004 and August 9, 2004, included in F.N.B. Corporation's Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

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                                 306,872 SHARES

                                     [LOGO]

                               F.N.B. CORPORATION

                                   PROSPECTUS
                               SEPTEMBER 29, 2004

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